Exhibit 3.2


                           CERTIFICATE OF AMENDMENT OF

                          ARTICLES OF INCORPORATION OF

                               ELPLATA CORPORATION



We the undersigned, President and Secretary of Elplata Corporation do hereby certify:

That the Board of Directors of said Corporation by unanimous written consent dated the 5th day of April, 2001, adopted a resolution to amend the original Articles of Incorporation as follows:

     1. That Article FIRST of the Articles of Incorporation be amended to read as follows:

     FIRST: The name of the Corporation is Shimoda Resources Holdings, Inc.

     2. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 5,000,000; the said amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     3. This Amendment shall be effective upon filing

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President, David J. Mapley and Secretary, Glenn A. Little, this 5th day of April 2001.




                                                  /s/ David J. Mapley, President




                                                  /s/ Glenn A. Little, Secretary